UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2018 (March 1, 2018)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 1, 2018, Microchip Technology Incorporated, a Delaware corporation (“Microchip”), Microsemi Corporation, a Delaware corporation (“Microsemi”), and Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Microchip (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), for the acquisition of Microsemi by Microchip (the “Merger”).

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, at the effective time of the Merger, each issued and outstanding share of common stock of Microsemi (“Microsemi Common Stock”), other than any shares of Microsemi Common Stock owned by Microchip, held in the treasury of Microsemi, or held by subsidiaries of Microchip or Microsemi, will be converted into the right to receive $68.78 in cash, subject to the terms and conditions in the Merger Agreement.

The Board of Directors of each of Microchip and Microsemi have approved the Merger and the Merger Agreement. The transaction is subject to customary closing conditions, including the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of other antitrust regulatory approvals, and approval by the holders of a majority of the outstanding shares of Microsemi Common Stock. The transaction is not subject to any financing condition.

The Merger Agreement contains customary representations, warranties and covenants of Microchip, Microsemi, and Merger Sub, including among others, (i) covenants by Microsemi concerning the conduct of its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) a covenant by Microsemi that, subject to certain exceptions, the Board of Directors of Microsemi will recommend to its stockholders adoption of the Merger Agreement, and (iii) a covenant that Microsemi will not solicit, initiate or knowingly encourage, facilitate or induce the making, submission or announcement of an Acquisition Proposal (as defined in the Merger Agreement) or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Merger Agreement contains certain termination rights for both Microchip and Microsemi and further provides that upon termination of the Merger Agreement under specified circumstances (including termination by Microsemi to accept a superior proposal), Microsemi may be required to pay Microchip a termination fee of $290 million. The Merger Agreement also contains a provision requiring Microsemi to reimburse Microchip for up to $35 million of its expenses incurred in connection with the Merger if the approval of the Merger by the holders of a majority of the outstanding shares of Microsemi Common Stock is not obtained at a meeting called for that purpose.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1. We encourage you to read the Merger Agreement for a more complete understanding of the transaction. The Merger Agreement has been attached as an exhibit to this report to provide investors and security holders with information regarding its terms. It is not intended to provide any factual information about Microchip, Microsemi or Merger Sub.

Financing of the Merger

Microchip plans to finance the Merger with approximately $1.6 billion of cash from the combined company balance sheets, approximately $3.0 billion from Microchip’s existing line of credit, approximately $5.0 billion in new debt and $0.6 billion of a cash bridge loan. In connection with entering into the Merger Agreement, Microchip entered into a commitment letter (the “Commitment Letter”), dated as of March 1, 2018, with JPMorgan Chase Bank, N.A. (the “Commitment Party”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Party has committed to provide (a) a senior secured term loan facility in an aggregate principal amount of up to $5.0 billion (the “Term Loan Facility”), (b) a 364-day senior secured bridge term loan facility in an aggregate principal amount of up to $625 million and (c) to the extent the lenders party to Microchip’s existing revolving credit facility do not consent to certain amendments to such revolving credit facility to permit the merger and related financing transactions, a senior secured revolving credit facility in an aggregate principal amount of up to $3.122 billion to replace the existing revolving credit facility (collectively, the “Credit Facilities”). If the specified amendments to Microchip’s existing revolving credit facility to permit the Merger and related financing transactions are obtained, Microchip intends to draw on such facility for a portion of its funding needs for the Merger. The funding of the Credit Facilities provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Credit Facilities in accordance with the terms sets forth in the Commitment Letter, and (ii) the consummation of the Merger in accordance with the Merger Agreement.

The foregoing description of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed acquisition, Microsemi will file a proxy statement and other related documents with the SEC. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Microsemi at the SEC’s web site at www.sec.gov and at the Investor section of Microsemi’s website at https://investor.microsemi.com/.

Participants in the Solicitation

Microchip, Microsemi and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Microsemi in connection with the Merger. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017. Additional information regarding the directors and executive officers of Microsemi is also included in Microsemi’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017. These documents are available free of charge at the SEC’s web site at www.sec.gov and as described above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of March 1, 2018, by and among Microchip Technology Incorporated, Microsemi Corporation, and Maple Acquisition Corporation.

10.1	Commitment Letter, dated March 1, 2018, between Microchip Technology Incorporation and JPMorgan Chase Bank, N.A.

*	Microchip Technology Incorporated has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. Microchip Technology Incorporated will furnish a copy of such omitted document to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: March 2, 2018

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Vice President and Chief Financial Officer